Exhibit 4.3

(Subscription Agent - FINAL)

SUBSCRIPTION AGENT AGREEMENT

This Subscription Agent Agreement (the “Agreement”) is made as of July 11, 2013 by and among Simon Worldwide, Inc., (the “ Company”), Computershare Inc., a Delaware corporation and its wholly-owned subsidiary Computershare Trust Company, N.A., a national banking association (collectively, the “Agent” or individually “Computershare” and the “Trust Company”, respectively). All terms not defined herein shall have the meaning given in the prospectus (the “Prospectus”) included in the (Registration Statement on Form S-1, File No. 333-189020 filed by the Company with the Securities and Exchange Commission on May 31, 2013, as amended by any amendment filed with respect thereto (the “Registration Statement”).

WHEREAS, the Company proposes to make subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the “Subscription Certificates”) to shareholders of record (the “Shareholders”) of its Common Stock, par value $.01 per share (“Common Stock”), as of a record date specified by the Company (the “Record Date”), pursuant to which each Shareholder will have certain rights (the “Rights”) to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.	Appointment.

The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2.	Form and Execution of Subscription Certificates.

A. Each Subscription Certificate shall be irrevocable and non-transferable. The Agent shall, in its capacity as Transfer Agent of the Company, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a “Shareholder” hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Shareholder in whose name it is recorded to the following:

(1) With respect to Record Date Shareholders only, the right to acquire during the Subscription Period, as defined in the Prospectus, at the Subscription Price, as defined in the Prospectus, a number of shares of Common Stock equal to a fraction of a share of Common Stock (with such fraction to be specified in the Prospectus) for every one Right held (the “Primary Subscription Right”), with fractional shares resulting from the exercise of Rights being eliminated by rounding down to the nearest whole share; and

(2) With respect to Record Date Shareholders only, the right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Record Date Shareholders who exercise Over-Subscription Rights on the basis specified in the Prospectus; provided, however, that such Record Date Shareholder has exercised all Primary Subscription Rights issued to him or her (the “Over-Subscription Privilege”).

B. Create a special account for the issuance of shares of Common Stock to shareholders who have exercised the rights set forth herein. Prior to the issuance of Common Stock as set forth herein, the Company shall provide an opinion of counsel, which opinion may be subject to the customary qualifications of counsel and the receipt by counsel of appropriate certificates from the Company, to set up the reserve of shares. The opinion shall state that all shares of Common Stock to be issued pursuant to the exercise of the Rights are:

(1) Registered, or subject to a valid exemption from registration, under the Securities Act of 1933 (the “Securities Act”), as amended

(2) To the best of counsel’s actual knowledge, registered, qualified, or subject to a valid exemption from registration or qualification under applicable state securities law; and

(3) Validly issued, fully paid and non-assessable.

3.	Rights and Issuance of Subscription Certificates.

A. Each Subscription Certificate shall evidence the Rights of the Shareholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

B. Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Certificates in the names of the Shareholders, setting forth the number of Rights to subscribe for the Company’s Common Stock calculated on the basis of one Right for 1 whole share of Common Stock recorded on the books in the name of each such Shareholder as of the Record Date. The number of Rights that are issued to Record Date Shareholders will be rounded down, by the Agent, to the nearest number of Full Rights as Fractional Rights will not be issued. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Subscription Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate, to all Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Shareholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Company deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed.

C. The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Company deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) (“Foreign Record Date Shareholders”). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders’ accounts until instructions are received to exercise the Rights.

4.	Exercise.

A. Record Date Shareholders may acquire shares of Common Stock on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated purchase price, as disclosed in the Prospectus, for each share of Common Stock subscribed for by exercise of such Rights, in U.S. dollars by (1) a certified check, cashier’s check or bank draft drawn upon a U.S. bank, (2) a U.S. postal or express money order, or (3) a personal check that clears by the Expiration Date, in each case payable to the order of Computershare Trust Company, N.A. acting as Subscription Agent for Simon Worldwide, Inc.

B. Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Company shall designate to the Agent in writing (the “Expiration Date”). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

C. The Board of Directors of the Company will determine the Subscription Price by taking into account a variety of factors as set forth in the Prospectus. Promptly after the Expiration Date (the “Confirmation Date”), COMPUTERSHARE shall send to each exercising shareholder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of shares of Common Stock acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per share and total purchase price for such shares, and any excess to be refunded by the Company to such shareholder in the form of a check and stub, along with a letter explaining the allocation of shares of Common Stock pursuant to the Over-Subscription Privilege.

D. Any excess payment to be refunded by the Company to a shareholder will be mailed by Computershare within three Business Days after the Confirmation Date. Computershare will not issue or deliver certificates or Statements of Holding for shares subscribed for until payment in full therefore has been received, including collection of checks. All funds must be received by Computershare and cleared no later than 5:00 P.M. New York time on the Expiration Date.

5.	Validity of Subscriptions.

Irregular subscriptions not otherwise covered by specific instructions herein shall be promptly submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6.	Over-Subscription.

If, after allocation of shares of Common Stock to Record Date Shareholders, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the “Remaining Shares”) to shareholders who have exercised all the Rights initially issued to them and who wish to acquire more than the number of shares for which the Rights issued to them are exercisable. Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions. If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares pro rata among the Record Date Shareholders exercising the Over-Subscription Privilege in proportion to the number of shares of Common Stock each of those Record Date Shareholders owned on the Record Date, relative to the number of shares owned on the Record Date by all Record Date Shareholders exercising the Over-Subscription Privilege. If this pro rata allocation results in any Record Date Shareholder receiving a greater number of shares of Common Stock than the Record Date Shareholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such Record Date Shareholder will be allocated only that number of shares for which the Record Date Shareholder over-subscribed, and the remaining shares will be allocated among all other Record Date Shareholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all shares of Common Stock have been allocated. The percentage of Remaining Shares each over-subscribing Record Date Shareholder or other Rights holder may acquire will be rounded up or down to result in delivery of whole shares of Common Stock. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

7.	Delivery of Shares.

The Agent will deliver Statements of Holding reflecting new shares of Common Stock in the Direct Registration System, representing those shares of Common Stock purchased pursuant to the Basic Subscription and, if applicable, those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date, after all allocations have been effected and full payment for such shares has been received and cleared.

8.	Holding Proceeds of Rights Offering.

A. All proceeds received by Computershare from Shareholders in respect of the exercise of Rights shall be held by Computershare, on behalf of the Company, in a segregated account (the “Account”) pending the closing of the rights offering on the Confirmation Date or the cancellation of the rights offering. No interest shall accrue to the Company or shareholders on funds held in the Account pending disbursement in the manner described in Section 4(D) above.

B. Computershare shall deliver all proceeds received in respect of accepted exercises of Rights to the Company as promptly as practicable following the closing of the rights offering, but in no event later than three business days after the Confirmation Date. Computershare shall deliver the proceeds of any excess payments received to the applicable shareholders of record who made such payments in the manner described in Section 4(D) above. In the event of cancellation of the right offering, Computershare shall return by mail all subscription payments received, without interest or penalty, to the applicable shareholders of record who made such payments promptly following the Company’s cancellation of the rights offering, and in no event shall Computershare mail such refunds later than three business days following such cancellation.

C. The Company acknowledges that the bank accounts maintained by Computershare in connection with the services provided under this Agreement will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

9.	Reports.

Daily, once volume begins for the offer, until termination of the Subscription Period, the Agent will report by email, to an Officer of the Company, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day’s report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

10.	Loss or Mutilation.

If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall include a corporate bond of indemnity satisfactory to the Agent, and in the case of a mutilated Subscription Certificate, shall include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11.	Compensation for Services.

The Company agrees to pay to the Agent compensation for its services hereunder in accordance with its Fee Schedule to act as Agent provided to the Company on July 9, 2013. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

12.	Instructions, Indemnification and Limitation of Liability.

12.1	Company Indemnity. The Company covenants and agrees to indemnify and to hold the Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Agent (including as Agent the provision of any services set forth in the Fee and Service Schedule attached hereto) pursuant to the terms set forth in this Agreement; provided, that such covenant and agreement does not extend to, and the Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct.

In addition to the foregoing, the Agent:

A. Shall have no duties or obligations other than those specifically set forth herein or as may subsequently be requested of the Agent by the Company with respect to the Subscription Offer and agreed upon by the Agent;

B. May rely on and shall be indemnified and held harmless by the Company in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been signed by the proper party or parties;

C. May consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless in relying on the written advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel.

12.2 Instructions. From time to time, Agent may apply to any officer of the Company for instruction and Company shall provide Agent with such instructions concerning the Services. In addition, Agent may consult with legal counsel for the Agent or the Company with respect to any matter arising in connection with the services to be performed by the Agent under this Agreement, and Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon any Company instructions or upon the advice or opinion of such counsel. The Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

12.3 Agent Indemnification/Limitation of Liability. Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to: (a) Agent’s refusal or failure to comply with the terms of this Agreement, (b) Agent’s gross negligence or willful misconduct, or (c) Agent’s breach of any representation or warranty hereunder, for which Agent is not entitled to indemnification under this Agreement; provided, however, that Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Agent as fees and charges, but not including reimbursable expenses.

12.4 Notice. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

13.	Changes in Subscription Certificate.

The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

14.	Assignment/Delegation.

A. Except as provided in Section 14(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

B. The Agent may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

15.	Third Party Beneficiaries.

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

16.	Governing Law.

The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts.

17.	Partnership.

This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company.

18.	Force Majeure.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

19.	Consequential Damages.

Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

20.	Severability.

If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

21.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

22.	Captions.

The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

23.	Confidentiality.

23.1 Definition. Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development, Company information, Shareholder information (including any non-public information of such Shareholder), proprietary information, or proprietary software (including methods or concepts used therein, sources code, object code, or related technical information) which has been or is disclosed to the other or has been or is otherwise obtained by the other, its affiliates, agents or representatives before or during the term of this Agreement (the “Confidential Information”) is confidential and proprietary, constitutes trade secrets of the owner (or its affiliates), and is of great value and importance to the success of the owner’s (or its affiliates’) business. The parties shall treat the terms and conditions (but not the existence) of this Agreement as the Confidential Information of the other party. Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

23.2. Use and Disclosure. All Confidential Information relating to a party will be held in confidence by the other party to the same extent and with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care. Neither party will disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party will, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder or other applicable law. Each party will establish commercially reasonable controls to ensure that the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement, the GLB Act or any other applicable privacy law. Without limiting the foregoing, each party will implement such physical and other security measures as are necessary to (a) ensure the security and confidentiality of the Confidential Information; (b) protect against any threats or hazards to the security and integrity of the Confidential Information; and (c) protect against any unauthorized access to or use of the Confidential Information. To the extent that any duties and responsibilities under this Agreement are delegated to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 23.

23.3. Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the party will notify the other party to secure instructions from an authorized officer of such party as to request and to enable the other party the opportunity to obtain a protective order or other confidential treatment. Each party expressly reserves the right, however, to disclose the Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

23.4 Unauthorized Disclosure. As may be required by law and without limiting either party’s rights in respect of a breach of this Section, each party will:

(a)	promptly notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	promptly furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	promptly use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

23.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 23.

24.	Term and Termination.

This Agreement shall remain in effect until the earlier of (a) thirty (30) days after the Expiration Date; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days’ written notice has been provided by either party to the other. Upon termination of the Agreement, the Agent shall retain all canceled Certificates and related documentation as required by applicable law.

25.	Notices.

Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopy or overnight courier guaranteeing next day delivery, addressed as follows:

If to the Company, to:

Simon Worldwide

18952 MacArthur Boulevard, Ste. 470

Irvine, CA 92612

Attn: Chief Financial Officer

If to the Agent, to:

Computershare Trust Company, N.A.

c/o Computershare Inc.

250 Royall Street

Canton, MA 02021

Attn: Reorganization Department

26.	Survival.

The provisions of Paragraphs 12, 15, 17-19, 22, and 24-31 shall survive any termination, for any reason, of this Agreement.

27.	Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

28.	Priorities.

In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

29.	Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

30.	No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

31.	Descriptive Headings.

Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

For both Entities:

COMPUTERSHARE TRUST COMPANY, N.A.

and COMPUTERSHARE, INC.

By:	/s/ Thomas Borbely
Title:	MANAGER, CORPORATE ACTIONS
Date:	07/11/2013

SIMON WORLDWIDE, INC.

By:	/s/ Terrence Wallock
Title:	Secretary and General Counsel
Date:	07/11/2013

Fee Schedule to Serve as

Subscription Agent for

Simon Worldwide, Inc.

A.	FEES FOR SERVICES

$20,000.00	Subscription Agent Project Management Fee*

$15.00	Per subscription form processed (registered and beneficial)

$3.50	Per refund check issued and mailed, if applicable

$12.00	Per notice of guarantee/ defective subscription/ withdrawal

$5.00	Calculating proration, each item, if applicable

$3,500.00	Midnight Expiration, if applicable

$3,500.00	Per offer extension, if applicable

*	Minimum charge should the project be canceled for any reason after the mailing of the subscription form.

B.	SERVICES COVERED

•

Designating an operational team to carry out Subscription Agent duties, including document review and execution of legal agreement, review of subscription form and communication materials, project management, and on-going project updates and reporting

•	Coordinating the offering with the Depositary Trust Company

•	Interfacing with the Information Agent

•	Calculating Rights to be distributed to each shareholder

•	Printing shareholder information on the subscription form

•	Coordinating the mailing of subscription materials to shareholders with the Information Agent

•	Tracking and reporting the number of subscriptions made, as required

•	Processing rights received and exercised

•	Depositing participant checks daily

•	Providing receipt summation of checks received

•	Prorating subscriptions as required, if applicable

•	Forwarding funds to Simon Worldwide, Inc. at the end of the offering period

•	Calculating, issuing and mailing shares and refund checks, if applicable

•	Affixing legends to appropriate stock certificates, where applicable

C.	ITEMS NOT COVERED

•

Items not specified in the “Services Covered” section set forth in this Agreement, including any services associated with new duties, legislation or regulatory fiat which become effective after the date of this Agreement (these will be provided on an appraisal basis)

•	All out-of-pocket expenses such as certificates, checks, postage, stationery, wire transfers, and excess material disposal (these will be billed as incurred)

•

Special reporting requests (including but not limited to escheatment, reconciliation and audit reports) and requests to expedite processed items outside of our standard target of 7-10 day turnaround time

D.	ASSUMPTIONS

•	Fee Schedule based upon information known at this time about the transaction.

•	Significant changes made in the terms or requirements of this transaction could require modifications to this Fee Schedule

•	Company responsible for printing of materials (Prospectus and ancillary documents)

•	No interest shall accrue to shareholders or the company

E.	PAYMENT FOR SERVICES

The Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis.